Exhibit 16.1

ACCOUNTANCY CORPORATION

February 5, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Medbox, Inc.

Commissioners:

We have read the statements made by Medbox Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8- K of Medbox, Inc. dated February 5, 2015. We agree with the statements concerning our Firm in such Form 8-K. However, on December 30, 2014, Medbox, Inc. filed with the Securities and Exchange Commission a Form 8-K that included certain matters pursuant to Item 4.02 regarding revenue recognition methodology for certain contracts. As of February 5, 2015, we have not reviewed or performed any additional procedures on the outcome of those matters. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Q Accountancy Corporation

Irvine, California

American Institute of Certified Public Accountants      Public Company Accounting Oversight Board      California Society of Certified Public Accountants